Exhibit 99.1

Chimera Investment Corporation Announces Special Dividend of $0.20 Per Common Share

NEW YORK--(BUSINESS WIRE)--December 19, 2013--The Board of Directors of Chimera Investment Corporation (NYSE:CIM) today declared a special common stock cash dividend of $0.20 per common share. This special dividend is payable January 31, 2014, to common shareholders of record on January 8, 2014. The ex-dividend date is January 6, 2014. The special dividend may constitute a return of capital for federal tax purposes. Taxable income and the ultimate composition of the dividend between income and return of capital are calculated on a cumulative basis and will change over the course of the year. The character and composition of the dividend will not be finalized until the Company files its 2014 tax return in 2015.

Matthew Lambiase, the Chief Executive Officer and President of Chimera, said: “2013 was a challenging year for leveraged mortgage investors and Chimera’s investment team worked hard to protect the Company’s book value. By operating at low leverage and by avoiding new issue loan securitizations as credit spreads widened, our book value held up better than most in the turbulent market. Chimera’s management and Board of Directors believe that the best use of the Company’s liquidity at this time is to return a portion to shareholders in a special dividend. Chimera continues to be positioned defensively and has ample liquidity to take advantage of opportunities that may arise in the potentially tumultuous bond market ahead.”

The Company continues to work diligently to complete the ongoing work towards becoming current on all of its filings required under applicable securities laws. The Company will file its Annual Report on Form 10-K for the year ended December 31, 2012, and all other required filings as soon as practicable.

Chimera Investment Corporation invests in residential mortgage loans, residential mortgage-backed securities, real estate-related securities and various other asset classes. The Company’s principal business objective is to generate income from the spread between yields on its investments and its cost of borrowing and hedging activities. The Company is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties and other factors, including the impact of the transition to a new independent registered public accounting firm and the Company’s ability to timely complete the process necessary to file its quarterly and annual reports for the quarters and year subsequent to September 30, 2012. The Company does not undertake, and specifically disclaims all obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, see “Item 1A — Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent quarterly reports on Form 10-Q.

CONTACT:
Chimera Investment Corporation
Investor Relations
646-454-3759
www.chimerareit.com